Exhibit 10.10

Agreement to Terminate <<Property Lease Contract>>

Lessor (Party A): Leisure Bright Trading Ltd

Lessee (Party B): New Brand Cashmere Products Co., Ltd (formerly known as New Brand Import & Export Co Limited)

Party A and Party B signed the <<Property Lease Contract>> (Contract No. LB-Z2020-01) on February 1, 2020, and both parties have fulfilled their obligations satisfactorily to date. Due to Party B’s business expansion, which requires an increase in office space, Party B requests the termination of the original <<Property Lease Contract>>. After mutual agreement, the parties have reached the following terms:

1.	The original lease term from February 1, 2020, to January 31, 2025, shall now end on December 31, 2023.

2.	Starting from January 1, 2024, all unfulfilled obligations under the contract will cease to be effective.

Party A: Leisure Bright Trading Ltd

Party B: New Brand Cashmere Products Co., Ltd

Contract Signing Date: December 15, 2023

Signing Location: Shanghai, China